Exhbit 16

Letter from Arthur Andersen LLP on change in independent accountants.




October 5, 2000



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the six paragraph(s) of Item 4 included in the Form 8-K dated October 5, 2000 of Global Technovations, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



Arthur Andersen LLP


cc:      Mr. David Natan
         Vice President and CFO
         Global Technovations, Inc.